EXHIBIT 23.0
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (No. 333-57513, No. 333-71415, No. 333-87599, No. 333-88976, No. 333-88980, No. 333-88982, No. 333-134473, No. 333-134474, No. 333-134475, No. 333-167146, No. 333-192985, No. 333-197614, No. 333-156271 and No. 333-167145) on Form S-8/S-3 of Heritage Financial Corporation of our report dated March 10, 2016 relating to the consolidated financial statements of Heritage Financial Corporation and subsidiaries, and the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K.

/s/ Crowe Horwath LLP
Sacramento, California
March 10, 2016